UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 20, 2010

Date of Report

(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24025 Park Sorrento, Suite 400, Calabasas, California 91302

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (818) 223-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     Other Events

On April 20, 2010, The Ryland Group, Inc. (the “Company”) announced that it gave notice that it will call for redemption in cash of its outstanding 5.375% Senior Notes due 2012 (the “2012 Notes”) in accordance with the terms and conditions of that certain Third Supplemental Indenture dated as of May 9, 2005 (the “Supplemental Indenture”) by and among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), to the Indenture dated as of June 28, 1996 between the Company and the Trustee, as supplemented.

The redemption date for the 2012 Notes will be May 25, 2010.  The redemption price for the 2012 Notes will be determined in the manner described in the Supplemental Indenture and will be the greater of:  (i) 100% of the principal amount of the 2012 Notes being redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the Supplemental Indenture) on the 2012 Notes being redeemed, discounted to the redemption date, on a semiannual basis, at the Treasury Rate (as defined in the Supplemental Indenture) plus 25 basis points (0.25%) plus accrued interest to the redemption date.

The aggregate principal amount outstanding of the 2012 Notes is $199,071,000.  The Company has previously announced a tender offer to acquire certain of its outstanding notes, including any and all of the 2012 Notes.  Any 2012 Notes not tendered and accepted for purchase in the tender offer will be redeemed on the redemption date.  The call for redemption of the 2012 Notes does not change or amend the tender offer, which is otherwise set to expire at 5:00 p.m., New York City time, on April 29, 2010.

On and after the redemption date, the 2012 Notes will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holder of the 2012 Notes will cease, except for the right to receive the redemption price, without interest thereon.

A copy of the press release announcing the call for redemption is filed as Exhibit 99 hereto.

Item 9.01       Financial Statements and Exhibits

(d)  Exhibits

99            Press release dated April 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: April 20, 2010	By:	/s/ David L. Fristoe
David L. Fristoe
Senior Vice President, Corporate
Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
99	Press release dated April 20, 2010